Investor Contacts:

Jeffrey Goldberger / Garth Russell
KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com
(212)-896-1249 / (212)-896-1250

VAPOR CORP. ANNOUNCES SEPARATION OF THE UNITS

DANIA BEACH, Fla., Jan. 22, 2016 -- Vapor Corp. (NASDAQ CM:VPCO) (“Vapor”), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, announced today that the Units in the July 2015 offering will be separating on January 23, 2016 (the “Separation Date”)(with an effective date of January 25, 2016).  On the Separation Date, each Unit will automatically separate into one-fourth of a share of Series A Convertible Preferred Stock and Series A Warrants.  Each one-fourth share of Series A Convertible Preferred Stock may be converted into 10 shares of Vapor common stock by the holder by providing written notice to Vapor and its transfer agent by using the Convertible Preferred Stock Conversion Form filed as Exhibit 99.1 to the Form 8-K filed today.  Holders of Warrants may exercise the Warrants by contacting their broker and sending written notice to the Company.  Please use the Warrant Exercise Notification Form filed as Exhibit 99.2 to the Form 8-K filed today (in lieu of the exercise notice attached to the Warrant).  All notifications and questions regarding the conversion of the Preferred Stock and exercise of the Warrants should be emailed to excashless@vpco.com.

About Vapor Corp.

Vapor Corp., a Nasdaq company, is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain “The Vape Store” as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company’s brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under “The Vape Store” brand.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor’s expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings “Risk Factors” in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.’s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

SOURCE Vapor Corp.